Exhibit 99.2

Risk Factors

The following updates the risk factors under the heading “Risks Related to Our Business and Industry” in the Form 10-K filed by The GEO Group, Inc. on March 1, 2013 (the “Form 10-K”). Please refer to the Form 10-K for other risk factors discussed in the Form 10-K. The following are certain risks to which our business operations are subject. Any of these risks could materially adversely affect our business, financial condition, or results of operations. These risks could also cause our actual results to differ materially from those indicated in the forward-looking statements contained herein and elsewhere. The risks described below are not the only risks we face. Additional risks not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to Our Business and Industry

From time to time, we may not have a management contract with a client to operate existing beds at a facility or new beds at a facility that we are expanding and we cannot assure you that such a contract will be obtained. Failure to obtain a management contract for these beds will subject us to carrying costs with no corresponding management revenue.

From time to time, we may not have a management contract with a client to operate existing beds or new beds at facilities that we are currently in the process of renovating and expanding. While we will always strive to work diligently with a number of different customers for the use of these beds, we cannot assure you that a contract for the beds will be secured on a timely basis, or at all. While a facility or new beds at a facility are vacant, we incur carrying costs. We are currently marketing approximately 6,000 vacant beds at seven of our idle facilities to potential customers. The annual carrying cost of idle facilities in 2013 is estimated to be $14.4 million, including depreciation expense of $7.3 million, if the facilities remain vacant for the remainder of 2013. As of December 31, 2012, these facilities had a net book value of $240.2 million. Failure to secure a management contract for a facility or expansion project could have a material adverse impact on our financial condition, results of operations and/or cash flows. We review our facilities for impairment whenever events or changes in circumstances indicate the net book value of the facility may not be recoverable. Impairment charges taken on our facilities could require material non-cash charges to our results of operations. In addition, in order to secure a management contract for these beds, we may need to incur significant capital expenditures to renovate or further expand the facility to meet potential clients’ needs.

Negative conditions in the capital markets could prevent us from obtaining financing, which could materially harm our business.

Our ability to obtain additional financing is highly dependent on the conditions of the capital markets, among other things. The capital and credit markets have been experiencing significant volatility and disruption since 2008. The downturn in the equity and debt markets, the tightening of the credit markets, the general economic slowdown and other macroeconomic conditions, such as the current global economic environment could prevent us from raising additional capital or obtaining additional financing on satisfactory terms, or at all. If we need, but cannot obtain, adequate capital as a result of negative conditions in the capital markets or otherwise, our business, results of operations and financial condition could be materially adversely affected.

Additionally, such inability to obtain capital could prevent us from pursuing attractive business development opportunities, including new facility constructions or expansions of existing facilities, and business or asset acquisitions.

We are subject to the loss of our facility management contracts, due to terminations, non-renewals or competitive re-bids, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We are exposed to the risk that we may lose our facility management contracts primarily due to one of three reasons: (i) the termination by a government customer with or without cause at any time; (ii) the failure by a customer to exercise its unilateral option to renew a contract with us upon the expiration of the then current term; or (iii) our failure to win the right to continue to operate under a contract that has been competitively re-bid in a procurement process upon its termination or expiration. Our facility management contracts typically allow a contracting governmental agency to terminate a contract with or without cause at any time by giving us written notice ranging from 30 to 180 days. If government agencies were to use these provisions to terminate, or renegotiate the terms of their agreements with us, our financial condition and results of operations could be materially adversely affected. Aside from our customers’ unilateral right to terminate our facility management contracts with them at any time for any reason, there are two points during the typical lifecycle of a contract which may result in the loss by us of a facility management contract with our customers. We refer to these points as contract “renewals” and contract “re-bids.” Many of our facility management contracts with our government customers have an initial fixed term and subsequent renewal rights for one or more additional periods at the unilateral option of the customer. Because most of our contracts for youth services do not guarantee placement or revenue, we have not considered these contracts to ever be in the renewal or re-bid stage since they are more perpetual in nature. We count each government customer’s right to renew a particular facility management contract for an additional period as a separate “renewal.” For example, a five-year initial fixed term contract with customer options to renew for five separate additional one-year periods would, if fully exercised, be counted as five separate renewals, with one renewal coming in each of the five years following the initial term. As of December 31, 2012, 48 of our facility management contracts representing approximately 22,000 beds are scheduled to expire on or before December 31, 2013, unless renewed by the customer at its sole option in certain cases, or unless renewed by mutual agreement in other cases. These contracts represented 27% of our consolidated revenues for the fiscal year ended December 31, 2012. We undertake substantial efforts to renew our facility management contracts. Our average historical facility management contract renewal rate approximates 90%. However, given their unilateral nature, we cannot assure you that our customers will in fact exercise their renewal options under existing contracts. In addition, in connection with contract renewals, either we or the contracting government agency have typically requested changes or adjustments to contractual terms. As a result, contract renewals may be made on terms that are more or less favorable to us than those in existence prior to the renewals.

We define competitive re-bids as contracts currently under our management which we believe, based on our experience with the customer and the facility involved, will be re-bid to us and other potential service providers in a competitive procurement process upon the expiration or termination of our contract, assuming all renewal options are exercised. Our determination of which contracts we believe will be competitively re- bid may in some cases be subjective and judgmental, based largely on our knowledge of the dynamics involving a particular contract, the customer and the facility involved. Competitive re-bids may result from the expiration of the term of a contract, including the initial fixed term plus any renewal periods, or the early termination of a contract by a customer. Competitive re-bids are often required by applicable federal or state procurement laws periodically in order to further competitive pricing and other terms for the government customer. Potential bidders in competitive re-bid situations include us, other private operators and other government entities.

As of December 31, 2012, thirteen of our facility management contracts representing $80.1 million (or 5.4%) of our consolidated revenues for the year ended December 31, 2012 are subject to competitive re-bid in 2013. While we are pleased with our historical win rate on competitive re-bids and are committed to continuing to bid competitively on appropriate future competitive re-bid opportunities, we cannot in fact assure you that we will prevail in future re-bid situations. Also, we cannot assure you that any competitive re-bids we win will be on terms more favorable to us than those in existence with respect to the expiring contract.

For additional information on facility management contracts that we currently believe will be competitively re-bid during each of the next five years and thereafter, please see “Business—Government Contracts—Terminations, Renewals and Competitive Re-bids” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The loss by us of facility management contracts due to terminations, non-renewals or competitive re-bids could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We may not be able to successfully identify, consummate or integrate acquisitions.

We have an active acquisition program, the objective of which is to identify suitable acquisition targets that will enhance our growth. The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing or at all. For example, elimination of duplicative costs may not be fully achieved or may take longer than anticipated. For at least the first year after a substantial acquisition, and possibly longer, the benefits from the acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions that we would otherwise not be exposed to. An inability to realize the full extent of, or any of, the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business and results of operations.

As a result of our acquisitions, we have recorded and will continue to record a significant amount of goodwill and other intangible assets. In the future, our goodwill or other intangible assets may become impaired, which could result in material non-cash charges to our results of operations.

We have a substantial amount of goodwill and other intangible assets resulting from business acquisitions. As of December 31, 2012 we had $668.6 million of goodwill and other intangible assets. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by Generally Accepted Accounting Principles, or GAAP, we will evaluate this goodwill for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Estimated fair values could change if there are changes in our capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to our results of operations.

Our growth depends on our ability to secure contracts to develop and manage new correctional, detention and community based facilities and to secure contracts to provide electronic monitoring services, community-based re-entry services and monitoring and supervision services, the demand for which is outside our control.

Our growth is primarily dependent upon our ability to obtain new contracts to develop and manage new correctional, detention and community based facilities, because contracts to manage existing public facilities have not to date typically been offered to private operators. Additionally, our growth is generally dependent upon our ability to obtain new contracts to offer electronic monitoring services, provide community-based re-entry services and provide monitoring and supervision services. Public sector demand for new privatized facilities in our areas of operation may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, governmental and public acceptance of the concept of privatization, government budgetary constraints, and the number of facilities available for privatization.

In particular, the demand for our correctional and detention facilities and services, electronic monitoring services, community-based re-entry services and monitoring and supervision services could be adversely affected by changes in existing criminal or immigration laws, crime rates in jurisdictions in which we operate, the relaxation of criminal or immigration enforcement efforts, leniency in conviction, sentencing or deportation practices, and the decriminalization of certain activities that are currently proscribed by criminal laws or the loosening of immigration laws. For example, any changes with respect to the decriminalization of drugs and controlled substances could affect the number of persons arrested, convicted, sentenced and incarcerated, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities. Immigration reform laws which are currently a focus for legislators and politicians at the federal, state and local level also could materially adversely impact us. Various factors outside our control could adversely impact the growth of our GEO Community Service business, including government customer resistance to the privatization of residential treatment facilities, and changes to Medicare and Medicaid reimbursement programs.

We may not be able to meet state requirements for capital investment or locate land for the development of new facilities, which could adversely affect our results of operations and future growth.

Certain jurisdictions, including California, have in the past required successful bidders to make a significant capital investment in connection with the financing of a particular project. If this trend were to continue in the future, we may not be able to obtain sufficient capital resources when needed to compete effectively for facility management contracts. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.

We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, these customers could seriously harm our financial condition and results of operations.

We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. Of our governmental clients, four customers accounted for 50% of our consolidated revenues for the year ended December 31, 2012. In addition, three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, ICE, and the U.S. Marshals Service, accounted for 45.8% of our total consolidated revenues for the year ended December 31, 2012, with the Bureau of Prisons accounting for 17.0% of our total consolidated revenues for such period, ICE accounting for 17.3% of our total consolidated revenues for such period, and the U.S. Marshals Service accounting for 11.4% of our total consolidated revenues for such period. Government agencies from the State of Florida accounted for 4.1% of our total consolidated revenues for the year ended December 31, 2012. On March 1, 2013, as a result of the federal government being unable to reach an agreement on budget reduction measures required by the Budget Control Act of 2011, an automatic sequestration process was triggered which imposes automatic, across-the-board cuts to mandatory and discretionary federal spending in the amount of $1.2 trillion over the next ten years. We have had preliminary discussions with some of our clients regarding sequestration related issues and we do not currently believe that any impact to our contracts as a result of sequestration cuts would have a material impact on our financial results. However, the automatic sequestration process could result in a decline in, or redirection of, current and future budgets that could adversely affect our financial results. The loss of, or a significant decrease in, business from the Bureau of Prisons, ICE, U.S. Marshals Service, the State of Florida or any other significant customers could seriously harm our financial condition and results of operations. We expect to continue to depend upon these federal and state agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

A decrease in occupancy levels could cause a decrease in revenues and profitability.

While a substantial portion of our cost structure is generally fixed, most of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. Several of these contracts provide minimum revenue guarantees for us, regardless of occupancy levels, up to a specified maximum occupancy percentage. However, many of our contracts have no minimum revenue guarantees and simply provide for a fixed per diem payment for each inmate/detainee/patient actually housed. As a result, with respect to our contracts that have no minimum revenue guarantees and those that guarantee revenues only up to a certain specified occupancy percentage, we are highly dependent upon the governmental agencies with which we have contracts to provide inmates, detainees and patients for our managed facilities. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenues and profitability. Recently, the State of California implemented its Criminal Justice Realignment Plan. As a result of the implementation of the Criminal Justice Realignment Plan, the State of California discontinued contracts with Community Correctional Facilities which housed low level state offenders across the state. The implementation of the Criminal Justice Realignment Plan by California resulted in the cancellation of our agreements for the housing of low level state offenders at three of our California Community Corrections facilities as well as an agreement for the housing of out-of-state California inmates at our North Lake Correctional Facility in Michigan. Also, in Michigan there have been recommendations for the early release of inmates to relieve overcrowding conditions. When combined with relatively fixed costs for operating each facility, regardless of the occupancy level, a material decrease in occupancy levels at one or more of our facilities could have a material adverse effect on our revenues and profitability, and consequently, on our financial condition and results of operations.

State budgetary constraints may have a material adverse impact on us.

State budgets continue their slow to moderate recovery. While most states anticipate revenues to increase in fiscal year 2013 compared with fiscal year 2012, several states still face budget shortfalls. According to the National Conference of State Legislatures, despite these positive trends, federal deficit reduction actions, increasing program pressures, international debt crises and the impact from recent storms will continue to challenge lawmakers as they begin their new legislative sessions. At December 31, 2012, we had eleven state correctional clients: Florida, Georgia, Alaska, Louisiana, Virginia, Indiana, Texas, Oklahoma, New Mexico, Arizona, and California. If state budgetary constraints persist or intensify, our eleven state customers’ ability to pay us may be impaired and/or we may be forced to renegotiate our management contracts with those customers on less favorable terms and our financial condition, results of operations or cash flows could be materially adversely impacted. In addition, budgetary constraints in states that are not our current customers could prevent those states from outsourcing correctional, detention or community-based service opportunities that we otherwise could have pursued.

Competition for inmates may adversely affect the profitability of our business.

We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities may not be sufficient to limit additional competition in our industry. In addition, some of our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may take inmates currently housed in our facilities and transfer them to government operated facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under some of our contracts, the loss of such inmates and resulting decrease in occupancy could cause a decrease in both our revenues and our profitability.

We are dependent on government appropriations, which may not be made on a timely basis or at all and may be adversely impacted by budgetary constraints at the federal, state and local levels.

Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition, which may make it difficult to satisfy our payment obligations on our indebtedness, including the 6.625% senior notes, the 7 3/4% senior notes and the senior credit facility, in a timely manner. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending which could limit or eliminate appropriations for the facilities that we operate. Additionally, as a result of these factors, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. Budgetary limitations may also make it more difficult for us to renew our existing contracts on favorable terms or at all. Further, a number of states in which we operate are experiencing budget constraints for fiscal year 2013. We cannot assure that these constraints will not result in reductions in per diems, delays in payment for services rendered or unilateral termination of contracts.

Public resistance to privatization of correctional, detention, mental health and residential facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations.

The management and operation of correctional, detention, community based facilities by private entities has not achieved complete acceptance by either government agencies or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for such facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of such facilities has encountered resistance from groups, such as labor unions, that believe that correctional, detention and community based facilities should only be operated by governmental agencies. Changes in governing political parties could also result in significant changes to previously established views of privatization. Increased public resistance to the privatization of correctional, detention, and community based facilities in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.

Operating juvenile correctional facilities poses certain unique or increased risks and difficulties compared to operating other facilities.

As a result of the Cornell Acquisition in 2010, we re-entered the market of operating juvenile correctional facilities. We intentionally had exited the market of operating juvenile correctional facilities a number of years prior to the Cornell Acquisition. Operating juvenile correctional facilities may pose increased operational risks and difficulties that may result in increased litigation, higher personnel costs, higher levels of turnover of personnel and reduced profitability. Additionally, juvenile services contracts related to educational services may provide for annual collection several months after a school year is completed. We cannot assure that we will be successful in operating juvenile correctional facilities or that we will be able to minimize the risks and difficulties involved while yielding an attractive profit margin.

Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts.

Any negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility, any failures experienced by our electronic monitoring services or the loss or unauthorized access to any of the data we maintain in the course of providing our services may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one or more of our facilities, which could have a material adverse effect on our business. Such negative events may also result in a significant increase in our liability insurance costs.

We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped.

When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the 6.625% senior notes, the 7 3/4% senior notes and the senior credit facility. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

Failure to comply with extensive government regulation and applicable contractual requirements could have a material adverse effect on our business, financial condition or results of operations.

The industry in which we operate is subject to extensive federal, state and local regulation, including educational, environmental, health care and safety laws, rules and regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us. In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation may have such an effect on us.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund amounts we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs, from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, governmental agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If we are found to have engaged in improper or illegal activities, including under the United States False Claims Act, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. An adverse determination in an action alleging improper or illegal activities by us could also adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

In addition to compliance with applicable laws and regulations, our facility management contracts typically have numerous requirements addressing all aspects of our operations which we may not be able to satisfy. For example, our contracts require us to maintain certain levels of coverage for general liability, workers’ compensation, vehicle liability, and property loss or damage. If we do not maintain the required categories and levels of coverage, the contracting governmental agency may be permitted to terminate the contract. In addition, we are required under our contracts to indemnify the contracting governmental agency for all claims and costs arising out of our management of facilities and, in some instances, we are required to maintain performance bonds relating to the construction, development and operation of facilities. Facility management contracts also typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Failure to properly adhere to the various terms of our customer contracts could expose us to liability for damages relating to any breaches as well as the loss of such contracts, which could materially adversely impact us.

We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts.

Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.

Our business operations expose us to various liabilities for which we may not have adequate insurance.

The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, product liability claims, intellectual property infringement claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, electronic monitoring products, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these general types of claims, except for claims relating to employment matters, for which we carry no insurance. However, we generally have high deductible payment requirements on our primary insurance policies, including our general liability insurance, and there are also varying limits on the maximum amount of our overall coverage. As a result, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance could have a material adverse effect on our business, financial condition or results of operations. In addition, any losses relating to employment matters could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to obtain or maintain the insurance levels required by our government contracts.

Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts, or prevent us from obtaining or maintaining such insurance altogether. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse effect on our business, financial condition and results of operations.

Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations.

For the year ended December 31, 2012, our international operations accounted for 14.3% of our consolidated revenues from continuing operations. We face risks associated with our operations outside the United States. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected.

We conduct certain of our operations through joint ventures, which may lead to disagreements with our joint venture partners and adversely affect our interest in the joint ventures.

We conduct our operations in South Africa through our consolidated joint venture, South African Custodial Management Pty. Limited, which we refer to as SACM, and through our 50% owned joint venture South African Custodial Services Pty. Limited, referred to as SACS. We conduct our prisoner escort and related custody services in the United Kingdom through our 50% unconsolidated joint venture in GEO Amey PECS Limited, which we refer to as GEOAmey. We may enter into additional joint ventures in the future. Although we have the majority vote in our consolidated joint venture, SACM, through our ownership of 62.5% of the voting shares, we share equal voting control on all significant matters to come before SACS. We also share equal voting control on all significant matters to come before GEOAmey. These joint venture partners, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, Ph.D., our Chairman and Chief Executive Officer, Brian R. Evans, our Chief Financial Officer, John M. Hurley, our Senior Vice President, Operations and President, U.S. Corrections & Detention, Jorge A. Dominicis, Senior Vice President, GEO Community Services, and also our other five executive officers at the Vice President level and above. The unexpected loss of Mr. Zoley, Mr. Evans or any other key member of our senior management team could materially adversely affect our business, financial condition or results of operations.

In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, depending on the service we have been contracted to provide, we may need to hire operating management, correctional officers, security staff, physicians, nurses and other qualified personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.

Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.

Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, even if we have insurance for a particular loss, we may experience losses that may exceed the limits of our coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.

When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction within the level of budgeted costs or be unable to fund any excess construction costs, even though we typically require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.

We are often required to post performance bonds issued by a surety company as a condition to bidding on or being awarded a facility development contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under the amended and restated senior credit facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

Adverse developments in our relationship with our employees could adversely affect our business, financial condition or results of operations.

At December 31, 2012, approximately 21% of our workforce was covered by collective bargaining agreements and, as of such date, collective bargaining agreements with approximately 2% of our employees were set to expire in less than one year. While only approximately 21% of our workforce schedule is covered by collective bargaining agreements, increases in organizational activity or any future work stoppages could have a material adverse effect on our business, financial condition, or results of operations.

Technological change could cause our electronic monitoring products and technology to become obsolete or require the redesign of our electronic monitoring products, which could have a material adverse effect on our business.

Technological changes within the electronic monitoring business in which we conduct business may require us to expend substantial resources in an effort to develop and/or utilize new electronic monitoring products and technology. We may not be able to anticipate or respond to technological changes in a timely manner, and our response may not result in successful electronic monitoring product development and timely product introductions. If we are unable to anticipate or timely respond to technological changes, our business could be adversely affected and could compromise our competitive position, particularly if our competitors announce or introduce new electronic monitoring products and services in advance of us. Additionally, new electronic monitoring products and technology face the uncertainty of customer acceptance and reaction from competitors.

Any negative changes in the level of acceptance of or resistance to the use of electronic monitoring products and services by governmental customers could have a material adverse effect on our business, financial condition and results of operations.

Governmental customers use electronic monitoring products and services to monitor low risk offenders as a way to help reduce overcrowding in correctional facilities, as a monitoring and sanctioning tool, and to promote public safety by imposing restrictions on movement and serving as a deterrent for alcohol usage. If the level of acceptance of or resistance to the use of electronic monitoring products and services by governmental customers were to change over time in a negative manner so that governmental customers decide to decrease their usage levels and contracting for electronic monitoring products and services, this could have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of third parties to manufacture and supply quality infrastructure components for our electronic monitoring products. If our suppliers cannot provide the components or services we require and with such quality as we expect, our ability to market and sell our electronic monitoring products and services could be harmed.

If our suppliers fail to supply components in a timely manner that meets our quantity, quality, cost requirements, or technical specifications, we may not be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in the supply of components, or a significant increase in the price of components, could have a material adverse effect on our marketing and sales initiatives, which could adversely affect our financial condition and results of operations.

Providing electronic monitoring services is a relatively new line of business for us and as a result we are subject to all of the risks and uncertainties of developing a new line of business.

Prior to our acquisition of BI, we had never provided electronic monitoring services and had no prior experience in the electronic monitoring services industry. As a result of our acquisition of BI, we entered into a new line of business. Our success providing electronic monitoring services will be subject to all of the uncertainties regarding the development of a new business. There can be no assurance regarding the continued acceptance of electronic monitoring services by our customers. Additionally, we may experience difficulties keeping ahead of or reacting to technological changes in the electronic monitoring services industry as well as reacting to other challenges of the electronic monitoring services industry due to our lack of experience in this industry.

The interruption, delay or failure of the provision of our services or information systems could adversely affect our business.

Certain segments of our business depend significantly on effective information systems. As with all companies that utilize information technology, we are vulnerable to negative impacts if information is inadvertently interrupted, delayed, compromised or lost. We routinely process, store and transmit large amounts of data for our clients. The interruption, delay or failure of our services, information systems or client data could cost us both monetarily and in terms of client good will, lost business, disruption of business, adverse impacts to our results of operations and exposure to the risks of litigation. Such interruptions, delays or failures could damage our brand and reputation. Prior to our acquisition of BI, BI experienced such an issue in October 2010 with one of its offender monitoring servers that caused the server’s automatic notification system to be temporarily disabled resulting in delayed notifications to customers when a database exceeded its data storage capacity. The issue was resolved within approximately 12 hours. We continually work to update and maintain effective information systems, however, there can be no assurance that we will not experience an interruption, delay or failure of our services, information systems or client data that would adversely impact our business.

An inability to acquire, protect or maintain our intellectual property and patents in the electronic monitoring space could harm our ability to compete or grow.

We have numerous United States and foreign patents issued as well as a number of United States patents pending in the electronic monitoring space. There can be no assurance that the protection afforded by these patents will provide us with a competitive advantage, prevent our competitors from duplicating our products, or that we will be able to assert our intellectual property rights in infringement actions.

In addition, any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. There can be no assurance that we will be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded to our products could be impaired, which could significantly impede our ability to market our products, negatively affect our competitive position and harm our business and operating results.

There can be no assurance that any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or against competitive technologies. The issuance of a patent is not conclusive as to its validity or its enforceability. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable. Competitors may also be able to design around our patents. Our patents and patent applications cover particular aspects of our products. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, it could have an adverse effect on our sales. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.

Additionally, the expiration of any of our patents may reduce the barriers to entry into our electronic monitoring line of business and may result in loss of market share and a decrease in our competitive abilities, thus having a potential adverse effect on our financial condition, results of operations and cash flows.

Our electronic monitoring products could infringe on the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our products.

There can be no assurance that our current products or products under development will not infringe any patent or other intellectual property rights of third parties. If infringement claims are brought against us, whether successfully or not, these assertions could distract management from other tasks important to the success of our business, necessitate us expending potentially significant funds and resources to defend or settle such claims and harm our reputation. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation.

In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any products that incorporate the asserted intellectual property, which would adversely affect our revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; or

•

redesign or rename, in the case of trademark claims, our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do.

In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs could be increased, which would harm our financial condition.

We license intellectual property rights in the electronic monitoring space, including patents, from third party owners. If such owners do not properly maintain or enforce the intellectual property underlying such licenses, our competitive position and business prospects could be harmed. Our licensors may also seek to terminate our license.

We are a party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute any applications for or maintain intellectual property to which we have licenses, may determine not to pursue litigation against other companies that are infringing such intellectual property, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer similar products for sale, which could adversely affect our competitive business position and harm our business prospects. If we lose any of our right to use third-party intellectual property, it could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

We may be subject to costly product liability claims from the use of our electronic monitoring products, which could damage our reputation, impair the marketability of our products and services and force us to pay costs and damages that may not be covered by adequate insurance.

Manufacturing, marketing, selling, testing and the operation of our electronic monitoring products and services entail a risk of product liability. We could be subject to product liability claims to the extent our electronic monitoring products fail to perform as intended. Even unsuccessful claims against us could result in the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and impairment in the marketability of our electronic monitoring products and services. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of our insurance coverage would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would harm our business.